EXHIBIT 10.5

EXECUTIVE CONSULTING AGREEMENT
(the "Agreement")

between

Melody Harris-Jensbach, an individual, with a place of residence of Brabanter Straße 39, 50672 Köln, Germany,

- hereinafter referred to as "the Consultant" -

and

SKYRAGER GmbH, a limited liability company under the laws of Germany, Jack-Wolfskin-Kreisel 1, 65510 Idstein, Germany,

- hereinafter referred to as "JACK WOLFSKIN" -

- The Consultant and JACK WOLFSKIN hereinafter referred to collectively as the "Parties"
and each individually as the "Party"-

Recitals:
Whereas; JACK WOLFSKIN is a successful outdoor brand that designs, manufactures and sells high quality articles of outdoor apparel, footwear and equipment that are internationally distributed under the well known trademarks "Jack Wolfskin" and the paw device mark (the "Trademark"); .

Whereas; the Consultant is the former Chief Executive Officer and Managing Director of JACK WOLFSKIN and has expertise in the outdoor apparel, footwear and equipment industry and, more specifically, expertise in the Operation of the JACK WOLFSKIN business;

Whereas; Consultant has resigned as Chief Executive Officer and Managing Director, and as a director and officer of all subsidiaries and affiliates of JACK WOLFSKIN, effective as of December 31, 2020 (the "Resignation Date");

Whereas; JACK WOLFSKIN recently hired a new Chief Executive Officer (the "Successor CEO");

Whereas; Consultant has resigned as Chief Executive Officer and Managing Director, and as a director and officer of all subsidiaries and affiliates of JACK WOLFSKIN, effective as of 31 December 2020 (the "Resignation Date");

Whereas; As of the Resignation Date, the Managing Director Agreement dated as of 9 September 2014 between Melody Harris-Jensbach and JACK WOLFSKIN as amended (collectively, the "Managing Director Agreement"), shall terminate;

Whereas; JACK WOLFSKIN desires to retain access to the services of Consultant and believes that the experience and expertise of Consultant will be of benefit to JACK WOLFSKIN; therefore, JACK WOLFSKIN desires to enter into this Agreement with Consultant; and

Whereas; Consultant wishes to assist JACK WOLFSKIN by consulting on issues related to the transition of the business to the Successor CEO and to provide certain ongoing services and expertise to JACK WOLFSKIN, as more particularly set forth in this Agreement .

Now, therefore, the Parties hereby agree to the foregoing Recitals and to the below, as follows:

1.    Services
1.1    JACK WOLFSKIN hereby engages the Consultant as Executive Consultant to the Successor CEO and, as the case may be, other executives of companies affiliated with JACK WOLFSKIN and Consultant hereby accepts such engagement, for the services described in this Agreement and in Annex 1(collectively, the "Services") during the Term of this Agreement (as defined below). The exact scope of the Services is subject to a prior mutual agreement of the parties in each case. The Consultant is not subject to any instructions by JACK WOLFSKIN, its Authorized Representatives or its employees when performing the Services. Upon JACK WOLFSKIN's request and mutual agreement between the Parties, the Consultant shall render additional services regarding further projects

1.2    During the Term of this Agreement, Consultant shall provide the Services on matters related to the business of JACK WOLFSKIN as may be requested by JACK WOLFSKIN and as agreed with the Consultant from time to time. Consultant shall maintain contact with JACK WOLFSKIN through Joe Flannery, Executive Vice President of Apparel and Soft Goods, Callaway Golf Company, JACK WOLFSKIN's ultimate parent company, or such person or persons as may be designated by Mr. Flannery from time to time (each, an "Authorized Representative").

1.3    Consultant represents that Consultant has the qualifications and ability to perform the Services in a professional manner without the advice, control, or supervision of JACK WOLFSKIN. While the specific methods and manner of providing the Services shall be solely determined by Consultant, the Parties shall agree on the general extent, nature and scope of Services to be performed by Consultant under this Agreement. Place and time of rendering the Services is the sole choice of the Consultant provided, however, that Consultant shall make herself readily and reasonably available (via email, telephone, video conferencing and/or in person at mutually acceptable times) to provide the Services contemplated by this Agreement.

1.4    In rendering the Services under this Agreement, Consultant shall conform to high professional Standards of work and business ethics. Consultant shall not use time, materials, or equipment of the Company without the prior written consent of an Authorized Representative. In no event shall Consultant take any action or accept any assistance or engage in any activity that would result in any other individual or entity or other person acquiring any rights ·of any nature in the results of work performed by or for the JACK WOLFSKIN.

1.5    The Consultant shall have no right to enter into agreements on behalf of JACK WOLFSKIN or to otherwise legally bind JACK WOLFSKIN or take any other actions regarding the activities of JACK WOLFSKIN except upon a specific written request made by an Authorized Representative ("Requested Actions").

1.6    Nothing contained in this Agreement shall be construed to create an employer/employee, joint venture, partnership, or principal-agent relationship between the Parties. The relationship between the Parties is that of independent contractors. Especially, the Consultant is not bound to any instructions of JACK WOLFSKIN and is .not entitled to give instructions to the employees of JACK WOLFSKIN. The Consultant is solely responsible for her own tax and/or social security matters relating to any fees earned from JACK WOLFSKIN pursuant to this Agreement.

1.7    During the Term, Consultant agrees, upon JACK . WOLFSKIN's request, to reasonably cooperate in any JACK WOLFSKIN investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during CONSULTANT's tenure as executive consultant with JACK WOLFSKIN. Consultant will make herself reasonably available to consult with JACK WOLFSKIN's counsel, to provide information, and to appear, if requested, to give testimony .JACK WOLFSKIN will, to the extent permitted by law and applicable court rules, reimburse Consultant for reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys' fees and costs) Consultant incurs in extending such cooperation, so long as Consultant provides advance written notice of Consultant's request for reimbursement and provides reasonably satisfactory documentation of the expenses. JACK WOLFSKIN shall, upon request of the Consultant, provide the Consultant with a reasonable advance notice with regard to expected expenses of the Consultant.

1.8    In the event that during the Term of this Agreement Consultant desires to (i) perform services on a freelance, dependent, consulting, or any other basis or (ii) form, acquire or directly or indirectly participate in (each unless her shareholding does not enable her to exert influence over the governing bodies of the company in question), for any of the companies listed in Annex 2 to this Agreement or for any other company that is in direct or indirect competition with JACK WOLFSKIN, Consultant shall provide advance notice to JACK WOLFSKIN of such desire, and JACK WOLFSKIN may, on a case-by-case basis, either (i) elect to continue this Agreement and allow Consultant to perform services for the specified company, or (ii) immediately terminate this Agreement .The non-compete covenant shall also apply to the benefit of affiliates of JACK WOLFSKIN. Any exception to the foregoing must be with the prior written consent of JACK WOLFSKIN at JACK WOLFSKIN's sole and free discretion. For the avoidance of doubt, a breach of the Consultant's obligation as set forth in Section 1.8 builds grounds for an extraordinary termination of this Agreement.

1.9    Consultant will comply with regulations which govern her activities under this Agreement and her business, including but not limited.to applicable antitrust laws and the United States Foreign Corrupt Practices Act. Consultant shall also abide by all

United States, United Nations and any other applicable foreign trade sanctions and restrictions and shall also not import or export any goods in violation or contravention of such sanctions.

1.10    Consultant agrees not to divulge or disclose any proprietary information of JACK WOLFSKIN ("Proprietary Information"} to any other party except in accordance with guidelines established by JACK WOLFSKIN governing any such disclosures, and further agrees to use the Proprietary Information only during the Term and only in a manner which is consistent with the purposes of this Agreement. In the event that Consultant believes that Consultant is legally required to disclose any Proprietary Information, Consultant shall give reasonable notice to JACK WOLFSKIN prior to disclosing such information to a third party and, upon request by JACK WOLFSKIN, shall take such legally permissible steps as are reasonably necessary to protect such Proprietary Information, including, but not limited to, seeking orders from a court of competent jurisdiction preventing disclosure or limiting disclosure of such information beyond that which is legally required. To the extent permitted by law and applicable court rules, JACK WOLFSKIN undertakes to reimburse Consultant for reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys' fees and costs) Consultant incurs in relation to her obligations under this cl. 1.10, so long as Consultant provides written notice of Consultant's request for reimbursement and provides reasonably satisfactory documentation of the expenses. JACK WOLFSKIN shall, upon request of the Consultant, provide the Consultant with a reasonable advance with regard to expected expenses of the Consultant.

2.    Time Commitment and Additional Services
2.1    The Parties anticipate the time commitment of the Consultant for rendering the services under this agreement at up to 2,5 working days (working day equivalent to eight working hours) on average in each month with a total of 30 working days for the term of this Agreement ("Service days"). Upon request of Jack Wolfskin, the Consultant undertakes to provide reasonably detailed time sheets to JACK WOLFSKIN. The time commitment stated in this cl. 2.1 may be provided in such time increments as mutually agreed by the parties, provided that such increments do not exceed, in total, 20 hours per month.

2.2     The Parties may mutually agree in writing that the Consultant should commit time to render the Services in excess of the time commitment set forth in cl. 2.1. ("Additional Service Days").

3.    [Reserved]

4.    Consideration, Expenses
4.1    In consideration of the Services during the term hereof and the assignment and transfer of IP-Rights, the Consultant shall be entitled to an annual flat rate fee of € 100,000 payable in monthly installments (the "Consideration") . In the event that this Agreement is terminated early by the Company pursuant to cl: 1.8 above, or cl. 9.2 or cl. 9.4 below, the obligation of Company to pay Consultant Consideration under this Agreement shall concurrently terminate. Subject to the foregoing sentence, the Consideration covers the Service Days and shall be paid irrespective of whether JACK WOLFSK[N has requested the Services of the Consultant in a respective month or not. For any Additional Service Day (8h working hour basis) the Consultant shall be entitled to an additional fee of € 3,500 payable with the monthly instalment of the month in which Additional Service Days have occurred.

4.2    The Consultant shall be obliged to invoice the Consideration and any further fees to the Company no later than on the 5th of the calendar month following the calendar month of the provision of the Services. The Consultant's invoice must show the VAT amount, if applicable, and shall sufficiently document the Services provided.

4.3    The Parties agree that the final monthly instalment that is due and payable at the end of the calendar month December 2021, shall qualify as consideration for the transfer of any and all IP-Rights as set forth in Section 5 of the Agreement. The Consideration covers all claims of the Consultant with regard to the Services and the transfer of IP-Rights, unless specifically stated otherwise in this Agreement. The Parties acknowledge, that the Consideration allocated to the transfer of IP-Rights is subject to withholding tax.

4.4    VAT, if applicable, will be paid additionally. Consultant acknowledges and agrees that, as an independent contractor, Consultant is solely responsible for the payment of any taxes and/or assessments imposed on her personally on account of the payment of fees pursuant to this Agreement. JACK WOLFSKIN shall not, by reason of Consultant's status as an independent contractor and the representations contained herein, make any withholdings or payments of said taxes or assessments with respect to fees paid hereunder, provided, however, that if required by law or any governmental agency of competent jurisdiction, JACK WOLFSKIN shall withhold any such taxes or assessments from the fees due Consultant, and any such withholding shall be for Consultant's account and shall not be reimbursed by JACK WOLFSKIN to Consultant.

4.5    In addition to the Consideration, JACK WOLFSKIN shall reimburse Consultant for all reasonable, customary expenses for travel, lodging and materials incurred in the performance of the Services to be provided hereunder. On a monthly basis, consultant shall account for such expenses by submitting a signed invoice itemizing such expenses and attaching copies of receipts. To the extent feasible, Jack Wolfskin will arrange travel bookings.

5.    lntellectual Property Rights.
5.1    The Parties agree that, to the greatest extent possible, all rights and claims in and to all work performed- including. the results thereof (referred to collectively as the "Work Results") shall be owned by. JACK WOLFSKIN. The Consultant hereby transfers to JACK WOLFSKIN all present and future transferable ownership rights and claims in and to the Work Results, as of the time when such rights are or will be created, so that JACK WOLFSKIN becomes the owner of all such Work Results immediately upon their creation without an- additional transfer needed (Direkterwerb). This shall include without limitation any registered or unregistered patents, inventions, suggestions for technical improvements (technische Verbesserungsvorschläge), utility models (Gebrauchsmuster) and design patents (Geschmacksmuster/Designs), trademarks and other trade names, copyrights (including software and its documented and machine-readable source code) as well as database rights, ancillary copyrights (Leistungsschutzrechte), internet domain names, know-how (regardless of whether it falls under the Trade Secret Act (Gesetz zum Schutz von Geschäftsgeheimnissen - GeschGehG) or similar laws) and any other intellectual property rights of any kind, including any rights of use and exploitation, all pecuniary rights (vermögensrechtliche Befugnisse), all expectant rights (Anwartschaftsrechte), as well as any rights to or arising from registrations in relation to any of the aforementioned intellectual property rights (collectively, "lntellectual Property Rights"). JACK WOLFSKIN hereby accepts the transfers described in the foregoing.

5.2    lf and to the extent lntellectual Property Rights in the Work Results are not transferable under applicable law (particularly in the case of copyrights), the Consultant hereby grants JACK WOLFSKIN - worldwide, exclusively (also with respect to the Consultant), perpetually and irrevocably and without any restriction in terms of subject-matter or time - all rights and claims to the Work Results, in particular, without any restriction, all rights of use and exploitation protected by copyright for all known manners of use, in each case as of the time when such rights are created. Such right of use and exploitation shall include any pecuniary rights (vermögensrechtliche Befugnisse) in the Work Results and in particular the right to use and exploit, copy, distribute, grant further rights of use to third parties, lease (vermieten), perform, display, exhibit, make publicly available and to broadcast, as well as to modify and change, in particular shorten, transform such lntellectual Property into other types of work or combine such Work Results with other works, to create derivative works and to use such modified, changed or derivative works in any of the aforementioned manners, and to do any of the foregoing domestically or abroad, in embodied or unembodied form, gratuitously or in return for payment, with or without naming the Consultant. Such right of use shall apply to any analog or digital forms of use, including the Internet or other wired or wireless networks, broadcasting, radio transmission, satellite transmission or cable retransmission in all standards on a world-wide basis. The granting of rights shall also extend to manners of use that are at present still unknown. JACK WOLFSKIN hereby accepts the granting of rights described in the foregoing.

5.3    The purpose of the transfers and grants hereunder is so that JACK WOLFSKIN will be able to .fully and freely dispose of (verfügen über) the Work Results like an owner, to the exclusion of the Consultant. In particular, JACK WOLFSKIN will be entitled to amend the Work Results and use them in the .amended form to the same extent as in the original form provided. As such the Consultant shall refrain from applying for any industrial or intellectual property rights with regard to the Work Results, unless otherwise agreed between the Parties.

5.4    JACK WOLFSKIN is entitled to transfer the rights transferred or granted to it to third parties or to grant non-exclusive or exclusive rights of use and exploitation to third parties, in each case either in whole or in part, permanently or temporarily. The rights transferred or granted in the manner stipulated above shall continue to exist even after termination of this Agreement.

5.5    The Consultant waives any and all rights, arising from Section 13 sentence 2 German Copyright Act, to be named as creator to the extent permissible by law. The Consultant also waives any and all rights arising from Sections 12, 14, 23, 25, 39, 41,42 German Copyright Act. lnsofar as mandatory law restricts the waiver set forth in the preceding sentences, the Consultant herewith authorizes JACK WOLFSKIN to safeguard and assert the Consultant's rights in its own name.

5.6    The Consultant shall ensure and procure that the obligations as set forth in Section 5.3 to 5.8 shall also apply to any authorized sub-contractors and service providers that may be engaged by the Consultant for the purposes of rendering the Services under this Agreement. The Consultant shall ensure by appropriate contractual provisions that all rights in Work Results created by such sub-contractors and service providers vest in JACK WOLFSKIN as if such Work Results had been created by the Consultant; Section 5.2 shall apply accordingly.

5.7    The Consultant acknowledges and agrees that the Consideration agreed on in this Agreement for the Services provided by the Consultant fully covers the transfer and granting of rights and claims under this Agreement as well as the additional. activities and waivers provided for in this connection. The Consultant agrees that the Consultant's Consideration adequately considers and reflects the Consultant's benefit from the use of the Work Results - including by granting rights of use to third parties - which is common for the type of the Work Results created by the Consultant and which can be expected based on the course of JACK WOLFSKIN's business.

5.8    Any further rights of JACK WOLFSKIN, in particular those arising from the law, shall remain unaffected.

5.9    The Consultant agrees and confirms that JACK WOLFSKIN remains the sole owner of and the Consultant will respect and shall refrain from challenging directly or indirectly any of JACK WOLFSKIN's lntellectual Property Rights, including, without limitation, any designs, sketches, models, samples, prints, styles, concepts, drafts, presentations, templates, patterns, prototypes, products, databases, processes and technologies or the like provided by JACK WOLFSKIN to or otherwise becoming accessible to the Consultant in connection with the rendering of the Service or developed by the Consultant for JACK WOLFSKIN as Work Results under this Agreement.

5.10    The Consultant shall not use the name of JACK WOLFSKIN in a trading name. The Consultant is entitled to reference JACK WOLFSKIN in the Consultant's own advertising or promotional materials (including website or other online presentations).

6.    Liabilities
6.1    The parties are ·liable to each other exclusively for intent and gross negligence. In the event of gross negligence, liability for indirect and consequential darnages (in particular business interruptions, production stoppages, lass of profit and futile expenses) is excluded.

7.    Confidentiality
7.1    The Consultant undertakes to maintain secrecy with regard to all confidential business matters of JACK WOLFSKIN, Jack Wolfskin Group, affiliated companies or their business partners that become known to her while performing her Services under this Agreement, in particular regarding business and trade secrets, development work, construction, planning and customer relationships and not use this information for r,erself or for third parties. This obligation shall continue to apply after the termination of this Agreement.

7.2    The Consultant is obliged to maintain the secrecy about the financial content of this Agreement and any arrangements in connection therewith.

8.    Data Protection Rules
The Parties undertake to comply with the relevant Data Protection rules. lf and to the extent the Consultant obtains knowledge of any personal data, the Consultant ·undertakes to
8.1.    only process such Personal Data as strictly necessary for the purposes of the Parties' discussions and the services rendered under this Agreement;
8.2.    store, use and process Personal Data as a data controller and in accordance with the General Data Protection Regulation 2016/679 (the "GDPR"), any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements the GDPR, the e-Privacy Directive 2002/58/EC or the e-Privacy Regulation 2017/003 (once it takes effect), in each case as amended, consolidated, re-enacted or replaced from time to time and any other applicable data protection legislation, guidelines and industry standards to which either party is subject (together, the "Applicable Data Protection Laws");
8.3.    protect any transferred Personal Data against accidental or unlawful destruction or accidental lass, alternation, or unauthorized disclosure or access and shall otherwise comply with and provide the levels of protection outlined in the Applicable Data Protection Laws, as weil as other applicable regulations and directives; and
8.4.    not transfer Personal Data to any other party without prior written authorization from JACK WOLFSKIN.

9.    Term and Termination

9.1    The term of this Agreement ("Term") shall be for a fixed period commencing on January 1st, 2021 and ending December 31st, 2021. The Parties shall consult by October 31st of each year as to whether they wish to renew the agreement for the next following 12 months (Jan - Dec). Any renewal has to be agreed in writing between the Parties.

9.2    The right for an extraordinary termination of each party remains unaffected. Consultant further acknowledges and agrees that in the event Consultant fails to perform her obligations to JACK WOLFSKIN in connection with the Services, or undertakes any actions regarding the activities of JACK WOLFSKIN that are not Requested Actions (as defined in Section 1.5), such failure or action shall constitute an event of cause for immediate termination of the Agreement.

9.3    Any notice of termination shall be in written form and be sent by registered mail.

9.4    In the event the Consultant files a petition in bankruptcy, is adjudicated bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statue or proceeding, or if a petition in bankruptcy or winding up is filed against Consultant, or Consultant becomes insolvent or makes an assignment or arrangement for the benefit of Consultant's creditors or custodian, receiver or trustee is appointed . for Consultant or a substantial portion of Consultant's business or assets, this Agreement shall terminate automatically. No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, or any other officer of the court or officially charged with taking over custody of the Consultant's assets or business shall have any right to continue this agreement or exploit or in any way use the lntellectual Property of JACK WOLFSKIN, except where otherwise required by compulsory local law.

9.5    Upon termination of this Agreement in accordance with Section 9.1 and 9.2 bove the Consultant has to return or at the discretion of JACK WOLFSKIN destroy any work, business documents or any other documents provided in course of this Agreement to JACK WOLFSKIN. The Consultant's right of retention shall not apply. Electronic data shall be deleted, unless precluded by mandatory law or similar official regulations. Upon request of JACK WOLFSKIN the Consultant has to confirm the erasure of such data.

10.    Governing law and interpretation. Disputes
10.1    This Agreement shall be governed by the laws (but not the conflict-of-laws rules) of the Federal Republic of Germany excluding the UN Convention on International Sales of Goods.(CISG) .

10.2    Any dispute, controversy or claim arising under, out of or relating to this Agreement (including its formation, validity, binding effect, interpretation, performance, breach or termination as well as non contractual claims) shall be exclusively settled, without the possibility for appeal to any ordinary court, and submitted to mediation in accordance with the WIPO Mediation Rules. The place of mediation shall be Idstein/Taunus, Germany. The language to be used in the mediation shall be English.

10.3    lf, and to the extent that, any such dispute, controversy or claim has not been settled pursuant to the mediation within three months of the commencement of the mediation, it shall, upon the filing of a written request for arbitration by either party, be referred to and finally determined by arbitration in accordance with the WIPO Arbitration Rules. The arbitral tribunal shall consist of three arbitrators. The place of arbitration shall be Idstein/Taunus, Germany. The language to be used in the arbitral proceedings shall be German.

11.    Miscellaneous provisions
11.1    This Agreement contains the full Agreement of the Parties and supersedes all the other previous Agreements and understandings between them, whether oral or in writing.

11.2    Any amendment to this Agreement shall only be effective if made in writing. This also applies to this Section.

11.3    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.4    The waiver by either party of any right under this Agreement or to a remedy for the breach of any of the provisions herein shall not operate nor be construed by the breaching party as a waiver of the non breaching party's remedies with respect to any other or subsequent breach.

11.5    lf any provision of this Agreement is for any reason held to be invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be replaced by an alternative clause which as closely as possible. reflects the apparent or . presumable intent of the Parties.

11.6    Sections 5, 7, 8, and 11.6 shall survive the termination of this Agreement for any reason whatsoever.

[Signature page to follow]

Koln,	August 12, 2020	Idstein,

Melody Harris-Jensbach:		JACK WOLFSKIN
Ausrüstung für Draussen GmbH & Co. KGaA:

/s/ Melody Harris-Jensbach		/s/ Alexander Hauser

/s/ Ante Franicevic

Annex 1- Services

1)    TRANSITION TO SUCCESSOR CEO

Consultant shall use her best efforts to assist and cooperate with JACK WOLFSKIN in transitioning the day-to-day leadership of JACK WOLFSKIN to the Successor CEO by meeting with the Successor CEO and responding to requests for information, in each case upon prior mutual agreement of the parties, to Consultant's knowledge concerning past activities of JACK WOLFSKIN's business and operations, its technologies, its future plans, its key employees, problems that may be facing JACK WOLFSKIN and suggested solutions for them, and similar matters, and by encouraging present key employees to assist and cooperate with the Successor CEO, and by making introductions to key suppliers and customers with whom Consultant is acquainted (the "CEO Transition Process").
Consultant shall also, subject to prior mutual agreement of the parties, provide advice and consultation on other matters related to the CEO Transition Process as may be reasonably requested by an Authorized Representative from time to time.

2)    GENERAL CONSULTING SERVICES

Consultant shall use her best efforts to assist and cooperate with JACK WOLFSKIN by advising the Successor CEO and, as directed by an Authorized Representative, any additional JACK WOLFSKIN personnel on industry matters and advising JACK WOLFSKIN with respect to strategic industry considerations. Consultant shall also, subject to prior mutual agreement of the parties, provide advice and consultation on other matters related to the business and operation of JACK WOLFSKIN as may be reasonably requested by an Authorized Representative from time to time.
Consultant may also be asked by an Authorized Representative to serve on a committee or advise in connection with JACK WOLFSKIN's sustainability efforts, subject to mutual agreement.

Annex 2 - List of Competitors

Berghaus
Columbia
Fjäll Räven
Haglofs
lcebreaker
Mammut
Marmot
Odlo
Ortovox
Patagonia
Peak Performance
Schöffe!
The North Face
Vaude